EXHIBIT 10.23

United Security Bancshares, Inc.

Summary of Directors’ Fees, effective May 20, 2010

Bancshares’ Board of Directors approved the following retainers and attendance fees for board and committee meetings, effective May 20, 2010:

United Security Bancshares, Inc.

Retainers:

Chairperson	$1,350/month

Board Members	$600/month

Board Meeting Fees:

Board Members	$500/board meeting attended

Committee Chairperson Fees:

Chairperson of the Audit Committee, the Compensation Committee and the Nominating, Executive and Corporate Governance Committee	$400/committee meeting attended

First United Security Bank

Board Meeting Fees:

Board Members	$400/month

Each non-employee member of the committees of United Security Bancshares, Inc. and First United Security Bank receives $250/committee meeting attended. The Corporate Secretary receives $450/month, and the Treasurer and Investment Officer each receive $300/month for board service in those capacities.

Additionally, any director who attends board meetings or committee meetings held outside of the director’s county of residence is reimbursed for mileage for meetings attended. Directors attending special board meetings are paid an attendance fee and are reimbursed for mileage.

Non-employee directors may elect to defer payment of all or any portion of their fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). The Plan, which was ratified by shareholders at the annual meeting held on May 11, 2004, permits non-employee directors to invest their directors’ fees and to receive the adjusted value of the deferred amounts in cash and/or shares of Bancshares’ common stock.